EXHIBIT 10.99

REAL ESTATE SALE AGREEMENT

FOR US BANCORP MINNEAPOLIS BUILDING

REAL ESTATE SALE AGREEMENT

US BANCORP CENTER, MINNEAPOLIS, MINNESOTA

THIS REAL ESTATE SALE AGREEMENT (this “Agreement”) is made effective as of April 16, 2003 (the “Effective Date”), by and between MN-NICOLLET MALL, L.L.C., a Delaware limited liability company (“Seller”), and WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Purchaser”), and joined in by EOP Operating Limited Partnership solely for purposes of Sections 8.2, 8.5, 9.2, and 10 hereof. In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. PURCHASE AND SALE OF PROPERTY. Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser (a) a certain parcel of real estate (the “Real Property”) in the City of Minneapolis, County of Hennepin, State of Minnesota, which parcel is more particularly described in attached Exhibit A, and upon which is located an office building commonly known as “US BANCORP CENTER;” (b) all rights, privileges and easements appurtenant to the Real Property, including all water rights, mineral rights, development rights, air rights, reversions or other appurtenances to said Real Property, and all right, title, and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley or right-of-way, open or proposed, adjacent to or abutting the Real Property; (c) all buildings, structures and improvements situated on the Real Property, including, without limitation, that certain office building containing approximately 929,694 square feet of rentable floor area, all parking areas and other amenities, and all apparatus, elevators, escalators, built-in appliances, equipment, pumps, machinery, plumbing, heating, air conditioning, electrical and other fixtures located on the Real Property (collectively the “Improvements”); (d) Seller’s right, title and interest in and to the leases, occupancy agreements and license agreements affecting the Property or any part thereof described on Exhibit Q (collectively, the “Leases”); (e) all furniture, furnishings, fixtures, equipment and other tangible personal property owned by Seller, located on the Real Property and used in connection therewith (the “Tangible Personal Property”), including, without limitation, the items set forth and described in the list attached hereto as Exhibit B, (f) all right, title and interest of Seller under any and all of the maintenance, service and other like contracts and agreements with respect to the maintenance and operation of the Property (excluding contracts affecting the Property and other properties) (the “Service Contracts”), a list of which is attached hereto as Exhibit C (the contracts and agreements which are excluded because they affect other properties being denoted as “(National Contract)” on Exhibit C); and (g) to the extent assignable, all right, title and interest of Seller (if any) in and to the plans and specifications with respect to the Improvements, any guarantees, trademarks, rights of copyright, warranties or other rights solely related to the ownership of or use and operation of the Real Property, Tangible Personal Property, or Improvements, and all governmental licenses and permits associated with the Real Property, Tangible Personal Property, and Improvements, including any rights, if any, in the name “U.S. Bancorp Center” and the logo therefor, if any. Items (a) through (g) above, are collectively referred to in this Agreement as the “Property”; provided, however, the term “Property” expressly excludes (i) all trade fixtures and personal property owned by tenants or other users or occupants of the Property, (ii) all rights with respect to any refund of taxes applicable to the period prior to Closing (as defined in Section 4 below), (iii) all rights to any insurance proceeds or settlements for events occurring prior to Closing (subject to Section 5 below), (iv) all property in the management office of the Property owned by the Property Manager (hereinafter defined) and identified on Exhibit B-1 attached hereto, and (v) all trademarks, tradenames, rights of copyright and other intangible property in any way not relating to the ownership of or use and operation of the Property (including, without limitation, rights in the names “Equity Office”, “EOP”, and “MN-Nicollet Mall, L.L.C.” and any logos therefor.

2. PURCHASE PRICE. The total consideration to be paid by Purchaser to Seller for the Property is One Hundred Seventy-Four Million and No/100 Dollars ($174,000,000.00) (the “Purchase Price”).

2.1 Earnest Money. Within one (1) business day of the Effective Date, Purchaser shall deliver to Chicago Title and Trust Company, Chicago, Illinois (“Escrow Agent”) the sum of Five Million Dollars ($5,000,000.00) (the “Earnest Money”), to be received pursuant to the Escrow Agreement attached hereto as Exhibit D. The Earnest Money, together with any interest earned thereon and net of investment costs, are referred to in this Agreement as the “Earnest Money.” The Earnest Money shall be invested as Seller and Purchaser so direct. Any and all interest earned on the Earnest Money shall be reported to Purchaser’s federal tax identification number. Except as expressly set forth herein to the contrary, the Earnest Money shall become nonrefundable upon the expiration of the Extended Due Diligence Period described in Section 8.1 if Purchaser does not give notice to Seller in writing, in accordance with the provisions of Section 8.1, on or before the expiration of the Extended Due Diligence Period that Purchaser elects to terminate the transaction. Notwithstanding the prior sentence, if the transaction fails to close because of Seller’s default under this Agreement or failure of a condition precedent to Purchaser’s obligations to close, the Earnest Money shall be returned to the Purchaser. If the transaction closes in accordance with the terms of this Agreement, then Escrow Agent shall deliver the Earnest Money to Seller at Closing as payment toward the Purchase Price.

2.2 Cash Balance. At Closing, Purchaser shall pay to Seller the Purchase Price, less the Earnest Money, plus or minus the prorations described in this Agreement (such amount, as adjusted, being referred to as the “Cash Balance”). Purchaser shall pay the Cash Balance by federal funds wire transferred to an account designated by Seller in writing.

3. EVIDENCE OF TITLE. Seller has delivered or caused to be delivered to Purchaser (a) a current commitment for an ALTA Owner’s Title Insurance Policy (the “Title Commitment”), in the amount of the Purchase Price, issued by Chicago Title Insurance Company, Chicago Illinois National Business Unit (the “Title Insurer”), (b) copies of all title exception documents referred to in the Title Commitment, and (c) any existing surveys of the Real Property and the Improvements in Seller’s possession (the “Survey”). At Closing, Seller shall cause the Title Commitment to be updated, subject only to those exceptions which are more fully described on attached Exhibit E and exceptions which become Permitted Exceptions pursuant to this Section 3 (collectively, the “Permitted Exceptions”). In addition, Seller has arranged for the preparation of a current ALTA as-built survey (or an update of any existing Survey) with respect to the Property (the “Updated Survey”) in accordance with the requirements of the proposal letter from C.E. Coulter & Associates, Inc. dated March 19, 2003 (the “Survey Proposal”), a copy of which proposal letter has been provided to Purchaser. The Updated Survey shall be certified to Seller, Purchaser, Bank of America, N.A., and the Title Insurer. Purchaser may, in its discretion, arrange for the Updated Survey to include certifications as to matters in excess of those outlined in the Survey Proposal. If the Title Commitment (or update), Survey or Updated Survey discloses exceptions or matters other than those Permitted Exceptions which are listed on Exhibit E, then prior to the later of (i) five (5) business days after its receipt of the same (but no later than the Closing Date), or (ii) the expiration of the Due Diligence Period, Purchaser shall notify Seller of any such exceptions or matters to which it objects. Any such exceptions or matters not objected to by Purchaser as aforesaid shall become “Permitted Exceptions”. If Purchaser objects to any such exceptions or matters, Seller shall have until Closing (but in any event at least fifteen (15) days after it receives notice of Purchaser’s objections) to cause the removal of such exceptions or matters (which removal may be by way of waiver or endorsement by the Title Insurer). If Seller fails to cause the removal of any such exceptions or matters as aforesaid, Purchaser shall have the option, as its sole and exclusive remedy, to either (i) waive the unsatisfied objections and close, or (ii) terminate this Agreement and obtain a return of the Earnest Money. If Purchaser does not elect to terminate this Agreement, Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions and matters (in which event, all such exceptions and matters shall be deemed “Permitted Exceptions”). Notwithstanding anything contained in this Paragraph 3 to the contrary, at or prior to the Closing, Seller shall cause the deletion from the title commitment of (i) any mortgage or other current financing items listed thereon and (ii) any liens or encumbrances respecting the Property affirmatively placed on the Property by Seller after the date of this Agreement in violation of this Agreement, and in no event shall Seller have the right to adjourn the Closing Date or to terminate this Agreement as a result of Seller’s failure or refusal to discharge any such title exceptions as to which Seller is required to obtain releases as provided in this sentence.

4. CLOSING. The payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of the transaction contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m., Chicago time on April 25, 2003 (such day being sometimes referred to as the “Closing Date”), through escrow at the Chicago office of the Title Insurer.

4.1 Seller’s Closing Deliveries. At Closing, Seller shall execute or obtain (as necessary) and deliver to Purchaser (either through escrow or as otherwise provided below) each of the documents described below: (a) one original “Special” or “Limited” Warranty Deed, in form acceptable to the Title Insurer, warranting title to the Real Property and Improvements against all persons claiming by, through or under Seller, but not otherwise, subject to the exceptions listed on attached Exhibit F and any other matters which become Permitted Exceptions pursuant to Section 3 above; (b) two original counterparts of the Bill of Sale and Assignment of Leases and Contracts, in the form attached hereto as Exhibit G (the “General Assignment”); (c) one original notice letter to tenants, substantially in the form attached hereto as Exhibit H; (d) one original notice letter to each Service Contract vendor, substantially in the form attached hereto as Exhibit I; (e) Seller’s non-foreign affidavit, in the form attached hereto as Exhibit J; (f) two original counterparts of the Closing Statement (as defined in Section 4.3 below); (g) evidence of termination of the existing property management agreement with Equity Office Management, L.L.C. (“Property Manager”) and if Purchaser requests in writing prior to the date of Closing, evidence of termination of the Exclusive Listing Agreement with United Properties Brokerage LLC; (h) such transfer tax forms as are required by law (“Transfer Documents”); (i) assignments of Seller’s rights to any security deposit which is not in the form of cash, (j) State of Minnesota Well Disclosure Statement, (k) two original counterparts of Assignment of Easements and Declarations, in the form attached hereto as Exhibit O (the “Easement Assignment”); (l) two original counterparts of Assignment and Assumption Agreement (Steam Service Agreement) in the form of Exhibit P (the “Steam Agreement Assignment”); provided, however, that while Seller shall endeavor to obtain execution of the Consent to such Steam Agreement Assignment by NRG Energy Center Minneapolis, LLC, failure of Seller to secure execution of such consent shall not be deemed a default hereunder; (m) two original counterparts of Blanket Transfer and Assignment, in the form attached hereto as Exhibit V (the “Blanket Transfer”); (n) a customary Seller’s Affidavit in the form required by the Title Insurer; (o) in the event the legal description set forth in the Updated Survey differs from the legal description set forth on Exhibit A attached hereto, a quitclaim deed containing a legal description of the Real Property based upon such Updated Survey; (p) originals of the Estoppel Certificates; (q) originals (or copies if originals are not available) of the Leases, together with all guaranties thereof, any letters of credit issued with respect to such Leases, and all tenant files, tenant lists, and tenant marketing information relating to the Property, which delivery may be satisfied by delivery of the on-site property management office at the Property, to the extent such items are located therein; (r) a rent delinquency report, (s) all of the keys to doors or locks on the

Property in the possession or control of Seller; (t) originals (or copies if originals are not available) of each of the Service Contracts; (u) original (or copies if originals are not available) certificates of occupancy for all space within the Improvements, to the extent same are in the possession or control of Seller; (v) such surveys, site plans, plans and specifications, permits, licenses, and other such matters described in the Blanket Assignment (as hereinafter defined) relating to the Property as are in the possession or control of Seller; (w) such evidence of Seller’s power and authority as the Title Insurer may reasonably request; (x) such other assignments, instruments of transfer and other documents as Purchaser may reasonably require, including a certificate of good standing from the Secretary of State for the State of Delaware and the State of Minnesota, and duly certified resolutions of Seller authorizing the transaction contemplated hereunder, and are necessary to convey the Property as contemplated hereby, (y) two original counterparts of the New Management Agreement executed by Equity Office Management, L.L.C. (if agreed upon pursuant to Section 9.6) and (z) such indemnity in favor of Title Insurer as Title Insurer may require to delete the following exception: “The Company has been advised that tax protests have been filed with respect to the 2000 and 2001 tax years. This policy remains subject to such matters that may arise from the final adjudication of said protests.”. The Closing Statement may be signed in facsimile counterparts on the Closing Date

4.2 Purchaser’s Closing Deliveries. At Closing Purchaser shall deliver or cause to be delivered to Seller executed counterparts of the General Assignment, the Easement Assignment, the Steam Agreement Assignment, the Blanket Assignment, the Closing Statement, and Transfer Documents, the New Management Agreement (if agreed upon pursuant to Section 9.6), together with the Cash Balance described in Section 2.2 above, and such evidence of Purchaser’s power and authority as Seller may reasonably request.

4.3 Closing Prorations and Adjustments. The provisions of this Section 4.3 shall survive the Closing. Seller shall prepare a statement of the prorations and adjustments required by this Agreement (the “Closing Statement”), and submit it to Purchaser for approval at least four (4) business days prior to the Closing Date. The items listed below are to be equitably prorated or adjusted as of the close of business preceding the Closing Date, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on such day of Closing.

4.3.1 Taxes. Seller shall be responsible for real estate and personal property taxes and general and special assessments (including, if applicable, the “Nicollet Mall Maintenance Assessment”) payable during calendar year 2002 and any prior year. Real estate and personal property taxes and general and special assessments payable during the calendar year 2003 shall be prorated on the basis of the number of days in such calendar year the Property will have been owned by Seller and Purchaser, respectively. If the current tax bill is not available at Closing, then the proration shall be made on the basis of the most recent ascertainable tax bill. Should any such proration be based upon the most recent ascertainable tax bill, and if such tax bill shall prove to be inaccurate on receipt of the actual tax bills for the Property for the year of Closing, either Seller or Purchaser, as the case may be, may demand at any time after Closing a payment from the other correcting such malapportionment. If taxes and assessments for the calendar year in which Closing occurs have been determined but have not been paid before Closing, Seller shall be charged and Purchaser credited at Closing with an amount equal to that portion of such taxes and assessments which relates to the period before the date of Closing, and Purchaser shall pay the taxes and assessments prior to the same becoming delinquent.

4.3.2 Rent. The “minimum” or “base” rent, additional rent, operating costs, and other income from the Property (other than percentage rents) collected by Seller from tenants under the Leases for the calendar month in which the Closing occurs shall be prorated on the basis of the number of days of such month the Property will have been owned by Purchaser and Seller, respectively. However, there shall be no proration of any such rent or other charges which are delinquent as of the Closing Date. Rather, Purchaser shall cause any such delinquent rent and charges for the period prior to Closing to be remitted to Seller if, as and when collected, provided that, upon Purchaser’s receipt of such delinquent rent and charges, such tenant is, or after application of a portion of such payment will be, current under such Lease in the payment of all accrued rental and other charges that become due and payable on the date of Closing or thereafter. At Closing, Seller shall deliver to Purchaser a schedule of all such delinquent rent and such other charges. Purchaser shall include the amount of delinquent rent and charges in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for three (3) months thereafter. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants. After such three (3) month period, Seller may pursue remedies directly against delinquent tenants (but may not sue to evict or otherwise dispossess tenants), provided that Seller shall not initiate or pursue any remedies against (i) any delinquent tenant or (ii) any tenants and other parties under certain easement or other agreements who are delinquent in paying Reimbursements (hereinafter defined) (“Reimbursement Parties”) unless (A) the aggregate amount of delinquencies owed to Seller from all tenants of the Property (the “Tenant Delinquencies”) and the amount of delinquent Reimbursements owed to Seller from all Reimbursement Parties (the “Reimbursement Delinquencies”) collectively are in excess of $50,000.00 (the “Minimum Collection Amount”), and (B) Seller indemnifies Purchaser for any claims or liabilities arising or accruing for periods prior to Closing under the Lease with any such tenant.

4.3.3 Costs Relating to New Leases. Any tenant improvement costs, leasing commissions or other leasing costs paid or payable pursuant to any New Lease (hereinafter defined) entered into in accordance with Section 9.3.1 below shall be prorated over the term of such New Lease, with Seller being responsible for a portion of such costs and commissions based on the ratio of base rent payments received by Seller through the Closing Date to the total base rent payable over the term of such New Lease.

4.3.4 Security Deposits; Utility Deposits. Purchaser shall receive a credit at Closing in the amount of any unapplied cash security deposits under the Leases. In addition, Seller shall assign (to the extent assignable) and deliver to Purchaser at Closing any and all letters of credit and other instruments held by Seller as security deposits under Leases. In the event any letter of credit or other instrument held by Seller as security deposits under the leases is not assignable (such as a letter of credit that is not transferable), Seller shall use commercially reasonable efforts to provide Purchaser, at no cost to Seller, with the economic benefits of such property by enforcing such property (solely at Purchaser’s discretion) for the benefit and at the expense of Purchaser; provided, Purchaser shall take all reasonable steps required (including making a demand on the tenant) to effectively transfer or reissue to Purchaser such security deposit promptly after Closing; and provided further that Purchaser shall indemnify, defend and hold harmless Seller against all claims or liabilities arising from a claim that Purchaser improperly exercised its rights under the letters of credit at any time after Closing. The obligations of Seller and Purchaser under this Section shall survive the Closing until the expiration of the term of the applicable letter of credit. Seller shall receive a credit at

Closing in the amount of all refundable cash or other deposits posted with utility companies servicing the Property which are duly assigned to Purchaser at Closing.

4.3.5 Utilities. Water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any other payments to utility companies shall be prorated, except for any such utility and fuel charges which are the direct responsibility of the tenants to the applicable utility companies. If possible, utility prorations will be handled by final meter readings on the Closing Date. If final readings are not possible, or if any such charges are not separately metered, such charges will be prorated based on the most recent period for which costs are available.

4.3.6 Service Contracts. Charges and prepayments under the Service Contracts shall be prorated.

4.3.7 Fees Payable. Assignable license and permit fees, and similar fees and expenses of operation shall be prorated.

4.3.8 Tenant Inducement Costs and Leasing Commissions. Purchaser shall be responsible for the payment of all of the following Tenant Inducement Costs (as hereinafter defined) and leasing commissions: (i) those specifically identified as Purchaser’s obligation on Exhibit K attached hereto, and which are not Seller’s responsibility under the following sentence and (ii) those relating to New Leases or renewals, amendments, expansions and extensions of leases entered into or which first become binding after the Effective Date. Seller shall be responsible for the payment of all of the following Tenant Inducement Costs and leasing commissions: (i) those specifically identified as Seller’s obligation on Exhibit K and (ii) those relating to existing Leases and not identified as Purchaser’s obligations on Exhibit K. For purposes hereof, the term “Tenant Inducement Costs” shall mean any payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs (other than those accruing as a result of a buyout option executed by Purchaser after the Closing Date, which buyout costs shall be Purchaser’s sole and exclusive responsibility), moving, design, refurbishment and club membership allowances, but specifically excluding legal fees or loss of income resulting from any free rental period (it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and that Purchaser shall bear such loss from and after the Closing Date). If, as of the date of Closing, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to this Section 4.3.8, Seller shall be credited with an amount equal to such Tenant Inducement Costs and leasing commissions. If, as of the date of Closing, Seller shall not have paid any Tenant Inducement Costs or leasing commissions for which Seller is responsible to have paid prior to the date of Closing in accordance with the provisions of this Section 4.3.8, Purchaser shall be credited with an amount equal to such Tenant Inducement Costs and leasing commissions and Purchaser shall assume the obligation to pay the same.

4.3.9 Percentage Rents. Percentage rents, if any, collected by Purchaser from any tenant under such tenant’s Lease for the percentage rent accounting period in which the Closing occurs shall be prorated as, if, and when received by Purchaser, such that Seller’s pro rata share shall be an amount equal to the total percentage rentals paid for such percentage rent accounting period under the applicable Lease multiplied by a fraction, the numerator of which shall be the number of days in such accounting period prior to Closing and the denominator of which shall be the total number of days in such accounting period; provided, however, that such proration shall be made only at such time as such Tenant is current or, after application of a portion of such payment, will be current in the payment of all rental and other charges under such tenant’s Lease that accrue and become due and payable from and after the Closing.

4.3.10. Credit. At Closing, Seller shall give Purchaser a credit in the amount of $300,000 in consideration of Purchaser’s acceptance of the Property under the conditions set forth in Section 11.7 below.

If any item of income or expense set forth in this Section 4.3 is not finally determinable at Closing, then Seller and Purchaser shall make, and each shall be entitled to, an appropriate reproration to each such item promptly when accurate information becomes available. Any amounts due from one party to the other as a result of such reproration shall be paid promptly in cash to the party entitled thereto. Seller and Purchaser hereby covenant and agree to make available to each other for review such records as are necessary to complete such reprorations. The foregoing provisions of this Section 4.3 shall survive the Closing.

4.4 Reimbursements. Reimbursement Parties are currently paying Seller certain amounts (referred to herein as “Reimbursements”) based on Seller’s estimates of certain expenses reimbursable by such parties to the Seller (collectively, “Reimbursable Expenses”).

4.4.1 For the Calendar Year of the Closing. At Closing, Reimbursements collected for the calendar month in which the Closing occurs shall be prorated on the basis of the number of days of such month the Property will have been owned by Purchaser and Seller, respectively. However, there shall be no proration of any such Reimbursements which are delinquent as of Closing. Rather, Purchaser shall cause any such delinquent Reimbursements for the period prior to Closing to be remitted to Seller if, as and when collected. At Closing, Seller shall deliver to Purchaser a schedule of all such delinquent Reimbursements. Purchaser shall include the amount of delinquent Reimbursements in the first bills thereafter submitted to the tenants or other parties in question after Closing, and shall continue to do so for two (2) months thereafter. Purchaser shall promptly deliver to Seller a copy of each such bill submitted to tenants or other parties. After such two (2) month period, Seller may pursue remedies directly against delinquent Reimbursement Parties (but may not sue to evict or otherwise dispossess tenants), provided that Seller shall not initiate or pursue any remedies against Reimbursement Parties unless (a) the Reimbursement Delinquencies, when aggregated with the Tenant Delinquencies, are in excess of the Minimum Collection Amount, and (ii) Seller indemnifies Purchaser for any claims or liabilities arising or accruing for periods prior to Closing under the Lease or other agreement with any such Reimbursement Party.

Within 90 days after the end of the calendar year in which Closing occurs, Seller shall determine Reimbursements paid to Seller and Reimbursable Expenses incurred by Seller for the calendar year in which the Closing occurs. If the amount of Reimbursements collected by Seller for such year is less than the amount of Reimbursable Expenses paid by Seller for such year (or less than the amount which Seller is entitled to recover under the terms of the Leases and other applicable agreements), then Purchaser shall promptly remit the difference to Seller if, as and to the extent actually collected, but not otherwise. If the amount of Reimbursements collected by Seller for the calendar year in which the Closing occurs exceeds the amount of Reimbursable Expenses paid by Seller for such year (or greater than the amount which Seller is entitled to recover under the terms of the Leases or other agreements), then Seller shall remit such excess amounts to Purchaser. Upon receipt of such excess amounts, Purchaser shall be thereafter obligated to promptly remit the applicable portion to the particular tenants or other parties entitled thereto, if and to the extent required by the applicable leases; and Purchaser shall indemnify, defend and hold Seller, its members, their partners, and their respective directors, trustees, officers, employees and agents, and each of them, harmless from and against any losses, claims, damages and liabilities, including, without limitation, reasonable attorneys’ fees and expenses incurred in connection therewith, arising out of or resulting from Purchaser’s failure to remit any amounts actually received from Seller to tenants or other parties in accordance with the provisions hereof.

4.4.2 For Prior Calendar Years. Seller shall be responsible for the reconciliation with tenants and other parties of Reimbursements and Reimbursable Expenses for any calendar year prior to that in which the Closing occurs and Seller shall provide the required annual statements and effectuate such reconciliations within the time period required under the applicable Leases. If the amount of Reimbursements collected by Seller for such prior years is less than the amount of Reimbursable Expenses paid by Seller for such period (or less than the amount which Seller is entitled to recover under the terms of the Leases and other applicable agreements), then Purchaser shall bill such tenants and other parties upon Seller’s request and, upon actual receipt, Purchaser agrees to remit to Seller any such amounts collected. If the amount of Reimbursements collected by Seller for such prior calendar year exceeds the amount of Reimbursable Expenses paid by Seller with respect to such period (or the amount which Seller is entitled to recover under the terms of the Leases and other applicable agreements), then, to the extent required under the terms of the Leases and other applicable agreements, Seller shall remit such excess amounts to the applicable tenants and other parties and Seller shall indemnify, defend and hold Purchaser, its partners and their respective directors, trustees, officers, employees and agents, and each of them, harmless from any losses, costs, claims and liabilities applicable thereto. In connection with the foregoing, Seller shall be permitted to make and retain copies of all leases, agreements and billings concerning Reimbursement for such prior years, and Purchaser covenants and agrees to provide Seller with reasonable access to the books and records pertaining to such Reimbursements, and to otherwise cooperate with Seller (at no out-of-pocket cost to Purchaser nor liability to Purchaser) for the purpose of enabling Seller to adequately respond to any claim for reimbursement of Reimbursements previously paid by such tenants or other parties. The provisions of this Section 4.4.2 shall survive the Closing.

4.5 Reservation of Rights to Contest. Notwithstanding anything to the contrary contained in this Agreement, Seller reserves the right to meet with governmental officials and to contest any reassessment or assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date, but Seller agrees to remit any such refund to the applicable tenants and other parties to the extent required under the terms of the Leases or any other applicable agreements to which Seller or its predecessor-in-title is a party. Purchaser hereby consents to Seller preparing, submitting and/or filing prior to Closing any necessary documentation in connection with a tax appeal relating to taxes payable during calendar year 2003, and Seller agrees to file such tax appeal prior to Closing. Following the Closing, Purchaser shall prosecute and control such tax appeal with respect to the taxes payable during calendar year 2003 and shall bear the expenses of such appeal incurred after Closing.

4.6 Transaction Costs. Except as otherwise specifically set forth in this Agreement, Purchaser shall pay for (i) one-half (1/2) of the cost of any title search, title abstract and base title insurance policy and 100% of the costs of extended coverage and any endorsements, (ii) title insurance fees for any loan policy, (iii) one-half (1/2) of any costs incurred in connection with obtaining the Updated Survey in accordance with the terms of the Survey Proposal (i.e., one-half of $6,500.00) plus any additional sums due the surveyor in connection with satisfying the additional survey requirements of Purchaser; and (iv) one-half (1/2) of any escrow fees. Seller shall pay for (i) one-half (1/2) of the cost of any title search, title abstract or base title insurance policy, (ii) state, county and municipal transfer or deed recordation taxes, (iii) one-half (1/2) of any costs incurred in connection with the Updated Survey in accordance with the terms of the Survey Proposal (i.e., one-half of $6,500.00), (iv) one-half (1/2) of any escrow charges and (v) charges for recording the deed and recording or filing any instruments effectuating a cure of any title defects. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys.

5. CASUALTY LOSS AND CONDEMNATION. If, prior to Closing, the Property, or any part thereof shall be condemned or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In the event of a material loss (hereinafter defined), either Seller or Purchaser shall have the option to terminate this Agreement by giving notice to the other party within fifteen (15) days of the other party’s request that the option be exercised (but no later than the Closing). If the condemnation, destruction or damage does not result in a material loss, then Seller and Purchaser shall consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. If the transaction contemplated by this Agreement is consummated, Purchaser shall be entitled to receive any condemnation proceeds or proceeds of insurance previously paid or payable under all policies of insurance applicable to the destruction or damage of the Property plus the payment by Seller to Purchaser of the amount of any deductible with respect to such insurance, and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss and other similar items. If either party elects to terminate this Agreement in accordance with this Section 5, the Earnest Money shall be returned to Purchaser and this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement except these which expressly survive termination of this Agreement. For purposes of this Section 5, a “material loss” means condemnation, damage or destruction that either (a) is reasonably estimated to cost or be valued at (as the case may be) more than $1,000,000.00, or (b) results in the termination or the right to terminate of any Lease(s) with one or more tenants leasing, in the aggregate, more than 31,000 square feet of leased floor area, or (c) results in the termination or the right by the tenant to terminate of the US Bancorp Piper Jaffray Companies, Inc. Lease or the Northern States Power Lease, or (c) results in a loss not covered by insurance, if such uncovered loss exceeds the deductible under the applicable policy of insurance, unless Seller elects to give Purchaser a credit at Closing against the Purchase Price equal to the amount of such excess above such deductible, or (d) with respect to a condemnation, permanently and materially impairs the use and value of the Property, and which cannot be restored to substantially the same use and value as before the taking.

6. BROKERAGE. Each of Seller and Purchaser represents to the other that it has not dealt with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of any brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys’ fees and expenses incurred by the indemnified party in connection with such claim. The obligations of the parties under this Section, shall survive the Closing.

7. DEFAULT AND REMEDIES.

7.1 Purchaser’s Remedies. Notwithstanding anything to the contrary contained in this Agreement, if Closing does not occur due to a Seller default, then, as Purchaser’s sole and exclusive remedy hereunder and at Purchaser’s option, either (a) Purchaser may terminate this Agreement and receive an immediate refund of the Earnest Money, provided that if Seller’s default is intentional, Purchaser shall also be entitled to the payment from Seller of liquidated damages in the amount of $150,000, or (b) Purchaser may seek specific performance of this Agreement; provided that if Seller’s default is intentional and renders specific performance substantially unavailable to Purchaser, Purchaser shall be entitled to the return of the Earnest Money plus liquidated damages in the amount of $5,000,000. Purchaser and Seller have considered carefully the loss to Purchaser that would be occasioned by an intentional default by Seller, the expenses of Purchaser incurred in connection with the preparation of this Agreement and Purchaser’s due diligence investigation of the Property, and the other damages, general and special, which Purchaser and Seller realize and recognize Purchaser will sustain but which Purchaser cannot at this time calculate with absolute certainty. Based on all those considerations, Purchaser and Seller have agreed that the damage to Purchaser in the event of an intentional default by Seller (i) would reasonably be expected to be equal to the sum of $150,000 (in addition to the return of the Earnest Money) as full and complete liquidated damages and as Seller’s sole and exclusive remedy hereunder in the absence of Purchaser’s election to seek specific performance of this Agreement; and (ii) would, in the event the remedy of specific performance was rendered substantially unavailable to Purchaser as a result of Seller’s intentional default, reasonably be expected to be equal to the sum of $5,000,000 (in addition to the return of the Earnest Money) as full and complete liquidated damages and as Seller’s sole and exclusive remedy hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and to receive a return of the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which the Closing was to have occurred. In no event shall Seller be liable to Purchaser for any punitive or consequential damages.

7.2 Seller’s Remedies. Purchaser and Seller acknowledge that it would be extremely impractical and difficult to ascertain the actual damages which would be suffered by Seller if Purchaser fails to consummate the purchase and sale contemplated herein for any reason other than Seller’s default hereunder in any material respect or the failure of any condition precedent to Purchaser’s obligation to close hereunder. Purchaser and Seller have considered carefully the loss to Seller occasioned by taking the Property off the market as a consequence of the negotiation and execution of this Agreement, the expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance hereunder, and the other damages, general and special, which Purchaser and Seller realize and recognize Seller will sustain but which Seller cannot at this time calculate with absolute certainty. Based on all those considerations, Purchaser and Seller have agreed that the damage to Seller in such event would reasonably be expected to be equal to the sum of the Earnest Money. Accordingly, if Purchaser fails to consummate the purchase of the Property in accordance with the terms of this Agreement for any reason other than Seller’s default hereunder in any material respect or the failure of any condition precedent to Purchaser’s obligation to close hereunder, then Seller shall have the right to retain the Earnest Money as full and complete liquidated damages and as Seller’s sole and exclusive remedy hereunder.

7.3 Post-Closing Remedies. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

8. CONDITIONS PRECEDENT.

8.1 Due Diligence Period. Purchaser shall have until 5:00 p.m., Chicago time on April 15, 2003 (the “Due Diligence Period”) within which to inspect the Property, obtain any necessary internal approvals to the transaction, and satisfy itself as to all matters relating to the Property, including, but not limited to, environmental, engineering, structural, financial, title and survey matters. If Purchaser determines (in its sole discretion) that the Property is unsuitable for its purposes for any reason, then Purchaser may terminate this Agreement by written notice to Seller given at any time prior to the expiration of the Due Diligence Period. If Purchaser so terminates this Agreement, then the Earnest Money shall be returned to Purchaser, and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination of this Agreement. Subject to the next two sentences, Purchaser’s failure to so terminate this Agreement within the Due Diligence Period shall be deemed a waiver by Purchaser of the condition contained in this Section 8.1, and thereafter the Earnest Money shall not be refunded to Purchaser except pursuant to another express provision of this Agreement. Purchaser shall have until 5:00 p.m., Chicago time on April 21, 2003 (the “Extended Due Diligence Period”) within which to obtain and review an appraisal of the Property and to agree with Equity Office Management, L.L.C. upon a form of management agreement for the Property (for a period from and after Closing) (the “New Management Agreement”). If Purchaser determines (in its reasonable discretion) that the appraisal is not acceptable to Purchaser or that a form of New Management Agreement cannot be agreed upon, then Purchaser may terminate this Agreement solely because the appraisal is not acceptable to Purchaser and/or a form of New Management Agreement has not been agreed upon, by written notice to Seller given at any time prior to the expiration of the Extended Due Diligence Period, which notice shall specify in reasonable detail, the reason(s) for such termination in accordance with this sentence. If Purchaser so terminates this Agreement, then the Earnest Money shall be returned to Purchaser, and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination of this Agreement. Purchaser’s failure to so terminate this Agreement within the Extended Due Diligence Period shall be deemed a waiver by Purchaser of the condition contained in this Section 8.1, and thereafter the Earnest Money shall not be refunded to Purchaser except pursuant to another express provision of this Agreement. Purchaser’s right of inspection pursuant to this Section 8.1 is and shall remain subject to the rights of tenants under the Leases and other occupants and users of the Property and Purchaser shall use reasonable efforts to minimize interference with tenants and Seller’s operation of the property. No inspection shall be undertaken without forty-eight (48) hours’ prior notice to Seller, unless Seller agrees to an earlier inspection. Seller or Seller’s representative shall have the right to be present at any or all inspections. Neither Purchaser nor its agents or representatives shall contact or interview any tenants without prior notice to Seller and Purchaser shall permit Seller to participate in any such contact. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller. Upon the completion of any inspection or test, Purchaser shall restore the Property to its condition prior to such inspection or test. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and its employees, tenants and agents harmless from and against any and all loss, cost, expense, liability, damage, cause of action or claim (including, without limitation, attorneys’ fees incurred in connection therewith) arising out of or resulting from Purchaser’s exercise of its right of entry upon and inspection and testing of the Property as provided for in this Section 8.1, other than to the extent arising from any act or omission of Seller and other than such as result from the discovery or release of any hazardous substances currently on the Property (unless brought on to the Property by Purchaser or its agents or representatives or caused by the unauthorized act of Purchaser) and such indemnity shall survive the Closing and any termination of this Agreement. Purchaser’s indemnification obligations hereunder shall expressly exclude consequential, punitive or special damages. Prior to entering upon the Property for purposes of performing any inspection thereof, Purchaser shall provide Seller with evidence of commercial general liability insurance, including broad form contractual liability, from such company and in such amount as Seller may reasonably request, which policy shall name each of Seller, Equity Office Management, L.L.C. and EOP Operating Limited Partnership as additional insureds.

8.2 Estoppel Certificates. As a condition to Purchaser’s obligation to close hereunder, Purchaser shall have received estoppel certificates (“Estoppel Certificates”), dated no more than forty-five (45) days prior to the originally scheduled Closing Date, from (i) US Bancorp Piper Jaffray Companies, Inc. and Northern States Power, (collectively, the “Major Tenants”), and (ii) such additional tenants which, together with the Major Tenants, occupy 85%, in the aggregate of the leased floor area of the Improvements (the Major Tenants and such additional tenants being herein collectively referred to as the “Required Tenants”), and in the form and content as set forth on Exhibit L attached hereto as applicable (the aforesaid acceptable Estoppel Certificates to be delivered are collectively referred to as the “Required Estoppel Certificates”). The Estoppel Certificates delivered to the tenants for execution shall be in the form of Exhibit L attached hereto (the “Form Tenant Estoppel Certificate”). For purposes hereof, a “Conforming Estoppel Certificate” shall be an Estoppel Certificate which is executed by a tenant and which is not altered from the Form Tenant Estoppel Certificate in a manner materially and adversely affecting the landlord, provided, however, that an Estoppel Certificate executed by a tenant shall not fail to be a Conforming Estoppel Certificate because it fails to certify to Purchaser’s lender and/or if any one or more of the following statements of the tenant in the Estoppel Certificate are qualified by the tenant as being to its knowledge or any similar qualification: (1) that the Lease is in full force and effect, (2) that the Landlord is not in default under the Lease, (3) that the tenant has no defenses, counterclaims, set-offs or concessions against rent or charges due or to become due under the Lease, (4) that all allowances of whatever nature payable to the tenant under the Lease have been paid in full, and (5) that all work required to be performed by the Landlord with respect to the Lease and in connection with the Premises has been completed by Landlord to the satisfaction of the tenant. If at any time prior to Closing Seller shall receive an Estoppel Certificate from a tenant which is not a Conforming Estoppel Certificate because of allegations, claims or inconsistent statements made by the tenant therein, then Seller shall, at its option, have a period of up to ten (10) days (and Closing shall be extended accordingly if necessary) within which to resolve any allegation, claim or inconsistent statement made by the tenant and obtain a Conforming Estoppel Certificate from such tenant; provided, however, if the allegation, claim or inconsistent statement made by the tenant is of a nature that it can be resolved by the payment or expenditure by Seller of a fixed or liquidated amount of money, Seller shall be deemed to have provided a Conforming Estoppel Certificate from the applicable tenant for purposes of this Section 8.2 if Seller shall (which right shall be at Seller’s option) deposit into escrow with the Title Insurer at Closing an amount equal to such fixed or liquidated amount pursuant to an escrow agreement among Seller, Purchaser and the Title Insurer, which escrow agreement shall provide that the Title Insurer shall hold such escrowed amount for the purpose of assuring the availability of funds for the resolution by Seller of the particular tenant’s allegation, claim, or inconsistent statement, and which escrow agreement shall otherwise be in such form as shall be approved by Seller, Purchaser and Title Insurer within such ten (10) day period, each acting reasonably and in good faith. In such escrow agreement, Seller shall indemnify and hold Purchaser harmless from any losses, damages, claims, actions, liabilities, and expenses, including reasonable attorney’s fees, incurred by Purchaser relating to or arising from the applicable allegation, claim, or inconsistent statement made by the tenant, and such indemnity shall not be subject to the Liability Limitation and Floor Amount liability limitations set forth in Section 10 hereof. Purchaser and Seller agree that if the ten (10) day period referred to above has not expired before the final date for Closing under Section 4 hereof, such final date for Closing shall be extended to coincide with the first business day following the last day of such ten (10) day period. In the event Seller is unable to or does not provide to Purchaser Conforming Estoppel Certificates for the Required Tenants on or before Closing, Seller may, at its option, elect to execute and deliver to Purchaser certificates (individually, a “Seller Estoppel Certificate,” and, collectively, the “Seller Estoppel Certificates”), substantially in the same form as the certificate attached hereto as Exhibit M (the “Form Seller Estoppel Certificate”), covering the particular tenants necessary so that Purchaser shall be deemed to have received, at Closing, Conforming Estoppel Certificates and Seller Estoppel Certificates with respect to the Required Tenants; provided, however, Seller shall not be entitled to deliver a Seller Estoppel Certificate for the Major Tenants. In the event that Seller elects to deliver such Seller Estoppel Certificates, each statement therein shall survive for a period terminating on the earlier to occur of (i) the date on which Purchaser has received an executed Conforming Estoppel Certificate signed by the tenant under the Lease in question, or (ii) one (1) year from the Closing Date. Subject to the Liability Limitation and Floor Amount liability limitations set forth in Section 10 hereof and the limitations on survival set forth in Section 9.5 hereof, EOP Operating Limited Partnership hereby agrees that it shall be jointly and severally liable for any actual and valid liability of Seller to Purchaser after Closing which arises out of statements contained in any Seller Estoppel Certificate. If Purchaser receives an estoppel certificate from a tenant (other than a Major Tenant) which contains some but not all of the matters set forth in the Form Tenant Estoppel Certificate (a “Partial Certificate”) and Seller provides a Seller Estoppel Certificate for such tenant, then the Seller Estoppel Certificate may omit matters contained in the Partial Certificate. In the event that (x) Seller does not provide (or is not deemed to have provided) to Purchaser either Conforming Estoppel Certificates or Seller Estoppel Certificates (to the extent Seller is entitled to do so) for the Required Tenants or (y) Purchaser receives an Estoppel Certificate from a tenant which is not a Conforming Estoppel Certificate because of allegations, claims or inconsistent statements made by the tenant therein that materially and adversely affect the landlord and which are not cured by Seller as described above, Purchaser may, by written notice to Seller given on the Closing Date, either (A) elect not to purchase the Property, in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement, or (B) elect to purchase the Property notwithstanding Seller’s inability to provide the Required Estoppel Certificates, in which event Purchaser shall be deemed to have waived the condition contained in this Section 8.2. If Purchaser fails to deliver such written notice as described above, Purchaser shall be deemed to have elected item (A) above. If any Estoppel Certificate contains statements confirming, without qualification as to the best knowledge of the tenant or otherwise, any of Seller’s representations or warranties set forth herein or in a Seller Estoppel Certificate, the Seller shall be deemed not to have made such representations or warranties as to such Lease. If any Estoppel Certificate or Seller Estoppel Certificate contains statements or allegations that a default or potential default exists on the part of Seller under the Lease in question or contains information inconsistent with any representations of Seller contained in this Agreement or in a Seller Estoppel Certificate and Purchaser elects to close the purchase and sale transaction contemplated herein notwithstanding the existence of such statements, allegations or information, then such Estoppel Certificates and/or Seller Estoppel Certificates shall be deemed acceptable for purposes of this Section, notwithstanding the existence of such allegations, statements or information and Seller shall have no liability to Purchaser with respect to the representations of Seller contained in this Agreement which are inconsistent with the information contained in the applicable Estoppel Certificate.

8.3 Accuracy of Seller’s Representations and Warranties. As a condition to the obligations of Purchaser to close hereunder, each of Seller’s representations and warranties set forth in Section 9.1 below shall be materially true and correct when made and on and as of the Closing, as though such representations and warranties were made on and as of the Closing. Notwithstanding the foregoing, if Seller makes any material Pre-Closing Disclosure to Purchaser pursuant to the notice provisions of this Agreement, Purchaser shall have the right to terminate this Agreement and receive the return of the Earnest Money by delivering written notice thereof to Seller on or before the earlier of the Closing Date or the fifth business day after Purchaser receives written notice of such Pre-Closing Disclosure in which event this Agreement shall terminate and be of no further force or effect, except as may expressly survive termination hereof and except for any rights of Purchaser under Section 7.1 hereof to the extent of any breach of or default under this Agreement by Seller. If Purchaser does not terminate this Agreement pursuant to its rights under this Section 8.3, then such representations and warranties shall be deemed modified to conform them to the Pre-Closing Disclosure.

8.4 Performance by Seller of Covenants. As a condition to the obligations of Purchaser to close hereunder, Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing.

8.5 Estoppel Certificates Under Title Documents. As a condition to Purchaser’s obligation to close hereunder, Purchaser shall have received estoppel certificates (“Title Document Estoppel Certificates”) from those parties (other than Seller) to the documents and instruments specifically referred to on Exhibit A attached hereto in substantially the form attached as Exhibit W. For purposes hereof, a certificate shall satisfy the condition described in this Section 8.5 if (i) the statements therein are subject to the qualification that such statements are made to such party’s knowledge (or subject to any similar qualification) and/or (ii) the certificate fails to certify to Purchaser’s lender. In the event Seller is unable to provide to Purchaser all required Title Documents Estoppel Certificates on or before Closing, Seller may, at its option, elect to execute and deliver to Purchaser certificates (individually, a “Seller Title Document Estoppel Certificate,” and, collectively, the “Seller Title Document Estoppel Certificates”), substantially in the same form as the certificates attached hereto as Exhibit W (but limited to Seller’s knowledge and subject to the limitations on liability set forth in Section 10) so that Purchaser shall be deemed to have received, at Closing, Title Document Estoppel Certificates and Seller Title Document Estoppel Certificates with respect to the required parties under this Section 8.5 In the event that Seller elects to deliver such Seller Title Document Estoppel Certificates, each statement therein shall survive for a period terminating on the earlier to occur of (i) the date on which Purchaser has received an executed Title Document Estoppel Certificate signed by the party in question, or (ii) one (1) year from the Closing Date. Subject to the Liability Limitation and Floor Amount liability limitations set forth in Section 10 hereof and the limitations on survival set forth in Section 9.5 hereof, EOP Operating Limited Partnership hereby agrees that it shall be jointly and severally liable for any actual and valid liability of Seller to Purchaser after Closing which arises out of statements contained in any Seller Title Document Estoppel Certificate. In the event that Seller does not provide to Purchaser either Title Document Estoppel Certificates or Seller Title Document Estoppel Certificates for required parties,

Purchaser may, by written notice to Seller given on the Closing Date, either (A) elect not to purchase the Property, in which event the Earnest Money shall be returned to Purchaser, at which time this Agreement shall terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement, or (B) elect to purchase the Property notwithstanding Seller’s inability to provide the required Title Document Estoppel Certificates, in which event Purchaser shall be deemed to have waived the condition contained in this Section 8.5. If Purchaser fails to deliver such written notice as described above, Purchaser shall be deemed to have elected item (A) above. If any certificate contains statements or allegations that a default or potential default exists on the part of Seller or contains information inconsistent with any representations of Seller contained in this Agreement or in a Seller Title Document Estoppel Certificate and Purchaser elects to close the purchase and sale transaction contemplated herein notwithstanding the existence of such statements, allegations or information, then such certificates shall be deemed acceptable for purposes of this Section, notwithstanding the existence of such allegations, statements or information and Seller shall have no liability to Purchaser with respect to the existence of such allegations, statements or information.

8.6 Financial Condition of Major Tenants. As a condition to the obligations of Purchaser to close hereunder, neither Standard & Poor’s nor Moody’s Investor Service, Inc. shall have taken any of the following actions with respect to either of the Major Tenants at any time after expiration of the Due Diligence Period: (i) downgraded such tenant’s long term unsecured senior debt obligations rating from the rating that existed as of the expiration of the Due Diligence Period; (ii) publicly listed such tenant as being on “credit watch” or under “credit review”; or (iii) publicly issued a negative change in such credit service’s orientation toward such tenant’s financial condition.

8.7 Title Insurance. As a condition to the obligations of the Purchaser to close hereunder, the Title Insurer shall be prepared, subject only to the payment of the applicable premium, to issue to Purchaser an Owner’s Policy of Title Insurance insuring title to the Property is vested in Purchaser, subject only to the Permitted Exceptions; provided, however, that Purchaser shall be obligated to satisfy all requirements for such issuance reasonably imposed upon Purchaser by Title Insurer.

9. REPRESENTATIONS, WARRANTIES AND COVENANTS.

9.1 Seller’s Representations and Warranties. Subject to Section 9.5 below, Seller hereby represents and warrants to Purchaser as to the following matters, as of the date of this Agreement:

9.1.1 Organization and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing under the laws of the State of Minnesota. Seller has the power and authority under its organizational documents to sell, transfer, convey and deliver the Property to be sold and purchased hereunder, and all action and approvals required thereunder, including Board Approval, have been duly taken and obtained. This Agreement has been duly executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors rights and by general principles of equity (whether applied in a proceeding at law or in equity).

9.1.2 No Conflict. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Seller’s organizational documents or any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Seller or any evidence of indebtedness or agreement to which Seller is a party or by which Seller is bound.

9.1.3 Condemnation. Seller has not received from any governmental authority any written notice of any condemnation of the Property or any part thereof, and to the Seller’s knowledge, there are no pending or threatened condemnation or eminent domain proceedings (or proceedings of a nature or in lieu thereof) affecting the Property.

9.1.4 Litigation. Except as set forth on Exhibit N attached hereto, there are no actions, suits, or proceedings pending against Seller or against, affecting or concerning the Property or Seller’s interest therein in any court or before or by any arbitration, tribunal or regulatory commission, department or agency. None of the actions, suits or proceedings disclosed in Exhibit N involve claims or allegations against Seller or in respect of the Property which, if adversely determined, would adversely affect (i) Seller’s ability to consummate the transactions contemplated by this Agreement, (ii) ownership of the Property, or (iii) the operation of the Property.

9.1.5 Leases. Attached hereto as Exhibit Q is a complete list setting forth all Leases (including all modifications and amendments to such Leases). Seller has delivered to Purchaser complete and accurate copies of all of the Leases. Seller is the “landlord” under all of the Leases and owns unencumbered legal and beneficial title to all of the Leases and the rents and other income thereunder, subject only to the collateral assignment of the Leases and rents thereunder in favor of the holder of an existing mortgage or deed of trust encumbering the Property and to Permitted Exceptions.

9.1.6 Leases—Default. Seller has not received or given any written notice of termination or default under any of the Leases, except as disclosed in Exhibit X.

9.1.7 Leases—Commissions. No rental, lease, or other commissions with respect to any Lease are payable to Seller, to any partner or member of Seller, or to any party affiliated with or related to Seller. There are no unpaid brokerage commissions or finder’s fees payable by the Seller or any predecessor landlord with respect to the current or any renewal term of any of the Leases or any expansion of premises under any of the Leases, and except as set forth on Exhibit Y attached hereto, there are no agreements with any brokers with respect to any renewal term of any Lease or expansion of space leased thereunder.

9.1.8 Service Contracts. The list of Service Contracts attached hereto as Exhibit C is a complete and accurate list and description of all of the service contracts, management agreements, or other agreements (other than the Leases) which are in effect and which relate solely to the operation, management, or maintenance of the Property. Seller has provided Purchaser with complete and accurate copies of all Service Contracts. All such Service Contracts are in full force and effect in accordance with their respective provisions, all payments required to be made by Seller or the “Owner” thereunder have been paid in full, and Seller has not received or given any written notice of termination or default thereunder. If Purchaser receives the consent of NRG Energy Center Minneapolis, LLC to the Steam Agreement Assignment at any time either prior or subsequent to the Closing, which consent confirms Seller’s representation and warranty regarding defaults under the Service Contract known as the “Steam Service Agreement”, then Seller shall be deemed not to have made such representation or warranty as to the Steam Service Agreement.

9.1.9 Certificates. Seller has not received written notice from any municipal department, insurance company or board of fire underwriters (or organization exercising functions similar thereto), directed to Seller and requesting the performance of any work or alteration in respect to the Property which has not been complied with.

9.1.10 Compliance With Governmental Requirements. Seller has not received any written notice alleging any violations of law, municipal or county ordinances, or other legal requirements with respect to the Property, and to Seller’s Knowledge, there are no material violations of law, municipal or county ordinances, or other legal requirements with respect to the Property. Seller agrees that item 4 of Exhibit E and item 3 of Exhibit F attached hereto and the corresponding exception to be set forth in the Deed from Seller to Purchaser shall not be deemed to limit or qualify in any respect the representations or warranty set forth in this Section 9.1.10.

9.1.12 Tax Contests. Except as disclosed on Exhibit AA attached hereto and as contemplated in Section 4.5 hereof, and except with respect to matters which have been resolved or dropped, Seller has not filed, and has not retained anyone to file, notices of protest against, or to commence action to review, protest or contest real property tax assessments against the Property or the Tangible Personal Property.

9.1.13 Employees. There are no employment, collective bargaining, or similar agreements or arrangements between Seller or Seller’s managing agent and any of their employees or others which will be binding on Purchaser.

9.1.14 Pre-existing Right to Acquire. No person or entity has any right or option to acquire the Property or any portion thereof which will have any force or effect after execution hereof, other than Purchaser.

9.1.15 Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

9.1.16 Security Deposits. Attached hereto as Exhibit R is a true and complete list of the security deposits held by Seller under the Leases, whether in the form of cash, letters of credit or otherwise.

When used in this Agreement, the term “Seller’s Knowledge” shall mean and be limited to the actual (and not constructive) knowledge of Kevin Fossum, General Manager of the Property, and Kim Koehn, Senior Vice President—Denver Region with primary operational responsibility for all real estate assets (including the Property) owned or controlled by EOP Operating Limited Partnership in the Denver region, in each case without inquiry.

9.2 Representations Remade. As of Closing, Seller shall be deemed to remake and restate the representations set forth in Section 9.1, except that the representations shall be updated by delivering written notice to Purchaser in order to reflect any fact, matter or circumstance which Seller becomes aware of that would make any of Seller’s representations or warranties contained herein untrue or incorrect (any such disclosure being referred to as a “Pre-Closing Disclosure”). EOP Operating Limited Partnership hereby agrees that, subject to the Liability Limitations and Floor Amount liability limitations set forth in Section 10 hereof and limitations on survival set forth in Section 9.5 hereof, it shall be jointly and severally liable with Seller to Purchaser under this Agreement with respect to any breach by Seller of the representations and warranties contained in Section 9.1 of this Agreement, and EOP Operating Limited Partnership has agreed to join in the execution of this Agreement for the purpose evidencing such obligation.

9.3 Covenants. Seller hereby covenants and agrees with Purchaser as to the following matters.

9.3.1 New Leases. For purposes of this Agreement, any Lease entered into after the Effective Date, and any modification, amendment, restatement or renewal of any existing Lease entered into after such date, shall be referred to as “New Lease(s).” Until the expiration of the Due Diligence Period, (a) Seller may enter into any New Leases without Purchaser’s consent, so long as Seller delivers a copy of any New Lease to Purchaser prior to the expiration of the Due Diligence Period, and (b) Seller shall use reasonable, good faith efforts to keep Purchaser informed of any anticipated New Leases and shall deliver to Purchaser copies of all documentation in connection therewith. Following the expiration of the Due Diligence Period, Seller shall not enter into any New Lease (other than an amendment, restatement, modification or renewal of any existing Lease pursuant to a right granted the tenant under such existing Lease) without Purchaser’s prior written consent, which will not be unreasonably withheld or delayed. If Purchaser does not respond in writing to Seller’s request for approval or disapproval of a New Lease within five (5) business days after Purchaser’s receipt of Seller’s request (which request shall state that Purchaser’s failure to object will be deemed to be its approval), Purchaser shall be conclusively deemed to have approved of such New Lease.

9.3.2 Service Contracts. Between the Effective Date and the Closing Date, Seller shall not enter into any new Service Contracts, or cancel, materially modify or renew any existing Service Contracts, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, provided that consent shall not be required if such new Service Contract is cancelable by Seller or its successor in interest upon thirty (30) days’ notice and does not require the payment of more than $10,000 in any calendar year. If Purchaser fails to respond to Seller’s request for consent with respect to any such action within five (5) business days after receipt of Seller’s request (which request shall state that Purchaser’s failure to object will be deemed Purchaser’s consent), such consent shall be deemed given. Upon the written request of Purchaser delivered prior to expiration of the Due Diligence Period, Seller shall deliver to vendors under Service Contracts specified by Purchaser, on or before the Closing Date, notices of termination of such Service Contracts terminating such Service Contracts in accordance with the terms thereof at no cost to Seller (it being understood and agreed that such Service Contracts shall remain in full force and effect with respect to the Property, and that Purchaser shall assume the obligations of Seller thereunder first arising after Closing in accordance with the terms of this Agreement, from the Closing Date until such date as such termination is effectuated in accordance with the terms of the applicable

Service Contracts); provided that Seller shall cooperate with Purchaser in good faith to effectuate the termination of such Service Contracts as soon as practicable after Closing.

9.3.3 Operations. Between the date of this Agreement and the Closing Date, Seller shall operate the Property in the normal course of Seller’s business and maintain the Property in the same condition as of the date of this Agreement, ordinary wear and tear excepted, and subject to Section 5 above. Notwithstanding anything in the preceding sentence to the contrary, in no event shall Seller be required to make any capital repairs, replacements or improvements to the Property except as may be required by the Leases.

9.3.4 Other Agreements. Between the Effective Date and the Closing Date and except as required by law or by any of the Permitted Exceptions or as otherwise permitted under this Agreement, Seller shall not become party to agreements granting an easement, right-of-way or license on, under or about the Property, and Seller shall not become party to any agreements granting easements, rights-of-way or licenses in favor of the Property or otherwise encumber, or grant interests in, the Property.

9.3.5 Litigation. Seller shall advise Purchaser promptly of any litigation, arbitration proceeding or administrative hearing (including condemnation) to which Seller is a party and which affects the Property in any respect, which is instituted after the date of this Agreement.

9.3.6 Insurance. Seller shall keep the Improvements and Personal Property insured against fire and other hazards in such amounts and under such terms as Seller deems advisable, but in any event with scope of coverage and limits of liability at least equal to Seller’s insurance currently in force as of the date of this Agreement.

9.3.7 Sale of Personal Property. Seller shall not transfer or dispose of, or permit to be sold, transferred or otherwise disposed of, any item or group of items constituting Tangible Personal Property, except for the use and consumption of inventory, office and other supplies and spare parts (Seller hereby agreeing to replace such inventory, office and other supplies and spare parts with items of comparable quality in the ordinary course of business), and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business.

9.3.8 Performance Under Leases and Service Contracts. Seller shall perform, or cause its agents to perform, in all material respects, all obligations of landlord or lessor under the Leases and all obligations of owner under the Service Contracts. Seller shall not credit any portion of the security deposits against defaults or delinquencies of the tenants under the Leases.

9.3.9 Tenant Estoppels. Within five (5) business days following the Effective Date, Seller shall prepare and deliver to all tenants under the Leases, an estoppel certificate in the form of Exhibit L attached hereto and request each such tenant to execute and deliver the Estoppel Certificate to Seller. Seller shall use commercially reasonable efforts to obtain the executed Estoppel Certificates in substantially the same form as Exhibit L (as supplemented at the request of Purchaser as aforesaid) from such tenants (without the obligation to incur any material cost or liability in connection with such efforts). If a tenant returns an executed Estoppel Certificate to Seller, Seller shall deliver to Purchaser a copy of such executed Estoppel Certificate promptly following Seller’s receipt of such Estoppel Certificate.

9.3.10 Cooperation with Purchaser’s Auditors and SEC Filing Requirements. Seller shall provide to Purchaser copies of, or shall provide Purchaser access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser (or Wells Real Estate Investment Trust, Inc.) to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (Ernst & Young or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the year of Closing (to the date of Closing) and the two prior years, and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter in the form attached hereto as Exhibit BB, and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information. The obligations of Seller under this Section 9.3.10 shall survive the Closing.

9.3.11 Estoppel Certificates Under Title Documents. Seller shall use commercially reasonable efforts to obtain the Title Document Estoppel Certificates (without the obligation to incur any material cost or liability in connection with such effort) from the required parties in accordance with the provisions of Section 8.5, and similar estoppel certificates from the other parties (other than Seller) to the documents and instruments specifically referred to on Exhibit A. Upon receipt of each Title Document Estoppel Certificate or similar estoppel certificates from such other parties, Seller shall promptly deliver a copy thereof to Purchaser.

If Seller fails to perform any of the covenants contained in this Section 9.3 hereof and either Purchaser receives written notice thereof from Seller pursuant to the notice provisions hereof prior to Closing or Clay Adams on behalf of the Purchaser shall have actual knowledge of a default by Seller under this Section 9.3 prior to Closing, Purchaser shall have the rights and remedies available to Purchaser under Section 7.1 hereof, and if Purchaser elects to close and consummate the transaction contemplated by this Agreement in lieu of exercising its rights and remedies under Section 7.1 hereof, then such default by Seller shall be deemed to be waived by Purchaser at the Closing, and to the extent such default by Seller is the entering into by Seller of New Lease(s), new Service Contracts or any other agreements in violation of Section 9.3.1, Section 9.3.2, or Section 9.3.4 hereof, Purchaser shall at Closing accept an assignment of Seller’s rights thereunder and assume the obligations of Seller thereunder arising or accruing after the Closing Date.

9.4 Purchaser’s Representations and Warranties. Subject to Section 9.5 below, Purchaser represents and warrants that:

9.4.1 ERISA. Purchaser’s rights under this Agreement, the assets it shall use to acquire the Property and, upon its acquisition by Purchaser, the Property itself, do not and shall not constitute plan assets within the meaning of 29 C.F.R. §2510.3-101, and Purchaser is not a “governmental plan” within the meaning of section 3(32) of the Employee Retirement Income Security Act of 1974, as amended, and the execution of this Agreement and the purchase of the Property by Purchaser is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

9.4.2 Organization and Authority. Purchaser is duly organized and in good standing under the laws of the state of its organization. Purchaser has the power and authority under its organizational documents to perform its obligations hereunder, and all action and approvals required thereunder have been duly taken and obtained.

9.4.3 No Conflict. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision of Purchaser’s organizational documents.

9.5 Survival. Purchaser’s right to enforce the representations and warranties set forth in Section 9.1, subject to modifications thereto as a result of any Pre-Closing Disclosure, shall survive the Closing, but only as to claims of which Purchaser notifies Seller in writing within one (1) year after Closing (or such shorter period of time to the extent Purchaser receives an Estoppel Certificate which obviates any or all of Seller’s representations and/or warranties with respect to any Lease in accordance with Section 8.2 above), and not otherwise. Seller’s right to enforce the representations and warranties set forth in Section 9.4 shall survive the Closing, provided Subsections 9.4.2 and 9.4.3 shall only survive the Closing as to claims of which Seller notifies Purchaser in writing within one (1) year after Closing, and not otherwise.

9.6 Management. Purchaser agrees, and Seller agrees to cause Property Manager, to use reasonable efforts and to act in good faith between the Effective Date and the expiration of the Extended Due Diligence Period in order to agree with each other upon the form of the New Management Agreement, which New Management Agreement shall contain such terms and provisions which are customary and reasonable for third party property management agreements for similar properties.

10. LIMITATION OF LIABILITY. Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred (and Purchaser shall not have waived, relinquished or released any applicable rights in further limitation), (a) the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller set forth in Sections 8.2, 8.5, 9.1 and 9.3 under this Agreement (or any document executed or delivered in connection herewith under Section 4.1 hereof) and under the Seller Estoppel Certificates and Seller Title Document Estoppel Certificates shall not exceed five percent (5%) of the Purchase Price (the “Liability Limitation”), and (b) no claim by Purchaser alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection therewith or pursuant to Section 4.1 hereof) may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Purchaser alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection herewith), is for an aggregate amount (excluding attorneys’ fees) in excess of One Hundred Fifty Thousand Dollars ($150,000) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above to the extent applicable thereto; provided, however, that if the aggregate of any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. Notwithstanding anything herein to the contrary, the Floor Amount liability limitations shall not apply with respect to the covenants or other obligations of Seller under Sections 4.3, 4.4, 4.5, 4.6 and 6 hereof. Subject to the provisions of Sections 8.2, 8.5, and 9.2 hereof and subject to the following proviso, no constituent partner or member in or agent of Seller, nor any advisor, trustee, director, officer, member, partner, employee, beneficiary, shareholder, participant, representative or agent of any entity that is or becomes a constituent partner or member in Seller or an agent of Seller (including, but not limited to, EOP Operating Limited Partnership, Equity Office Properties Trust and Equity Office Management, L.L.C.) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and the Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability; provided, however, EOP Operating Limited Partnership hereby agrees to satisfy any actual and valid liability of Seller to Purchaser after Closing which arises under this Agreement up to but not in excess of the Liability Limitation. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner or member in Seller nor any obligation of any constituent partner or member in any entity owning an interest (directly or indirectly) in Seller to restore a negative capital account or to contribute capital to Seller (or any entity owning an interest, directly or indirectly, in any other constituent partner or member of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other partner or member (and neither Seller nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of Seller’s obligations to restore or contribute). The provisions of this Section shall survive the Closing and any termination of this Agreement.

11. MISCELLANEOUS.

11.1 Entire Agreement. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties. Purchaser acknowledges that it has inspected or will inspect the Property and that it accepts the same in its “as is” condition subject to use, ordinary wear and tear and natural deterioration. Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property.

11.2 Assignment. Except as provided in Section 11.12 below, neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser without Seller’s consent; provided, however, that no such consent shall be required with respect to Purchaser’s assignment to an affiliate of Purchaser; and provided further that upon any such assignment permitted hereunder, the Purchaser named herein shall remain liable to Seller for the performance of “Purchaser’s” obligations hereunder. Except as provided on Section 11.12 below, Seller may not assign or otherwise transfer its interest under this Agreement. Subject to the foregoing, this

Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and permitted assigns.

11.3 Modifications. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

11.4 Time of Essence. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

11.5 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the state in which the Property is located.

11.6 Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested, postage prepaid, by facsimile transmission with confirmed receipt, or by overnight courier (such as Federal Express), addressed as follows below. All notices given in accordance with the terms hereof shall be deemed given when received or upon refusal of delivery. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 11.6.

If to Seller:

c/o Equity Office Management, L.L.C.

Two North Riverside Plaza, Suite 2200

Chicago, Illinois 60606

Attention:    Matthew Gworek

Telephone:  312/466-3872

Facsimile:    312/559-5070

With a copy to:

c/o Equity Office Management, L.L.C.

Two North Riverside Plaza, Suite 2200

Chicago, Illinois 60606

Attention:    Stanley M. Stevens

Telephone:  312/466-3362

Facsimile:    312/559-5021

With a copy to:

Neal, Gerber & Eisenberg

2 North LaSalle Street, Suite 2100

Chicago, Illinois 60602

Attention:    Douglas J. Lubelchek, Esq.

Telephone:  312/269-5255

Facsimile:    312/269-1747

If to Purchaser:

Wells Operating Partnership, L.P.

6200 The Corners Parkway, Suite 250

Norcross, GA 30092

Attention:    Clay Adams

Telephone:  770-243-8439

Facsimile:   770-243-8510

With a copy to:

Troutman Sanders LLP

Bank of America Plaza

600 Peachtree Street, NE

Suite 5200

Atlanta, GA 30308

Attention:    John Griffin

Telephone:  404/885-3150

Facsimile:    404-962-6577

11.7 “AS IS” SALE. ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND PURCHASER’S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES TO TAKE THE PROPERTY IN ITS “AS-IS,” “WHERE-IS,” CONDITION AND WITH ALL FAULTS. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS (COLLECTIVELY, THE “DISCLOSURES”) PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER OR ANY OF SELLER’S AFFILIATES CONCERNING THE CONDITION OF THE PROPERTY SHALL NOT BE REPRESENTATIONS OR WARRANTIES, UNLESS SET FORTH HEREIN OR IN ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED BY SELLER AT CLOSING. PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH HEREIN OR IN ANY DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND EXCEPT AS SET FORTH IN THIS AGREEMENT, SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 (“CERCLA”), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER. PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST

SELLER OR SELLER’S AFFILIATES BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY, OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY; PROVIDED THAT SUCH WAIVER, RELEASE AND AGREEMENT SHALL BE INAPPLICABLE TO ANY CLAIM OR ACTION BASED UPON ANY EXPRESS REPRESENTATION, WARRANTY OR INDEMNITY OF SELLER CONTAINED IN THIS AGREEMENT OR IN ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED BY SELLER AT CLOSING. THE PROVISIONS OF THIS SECTION 11.7 SHALL SURVIVE THE CLOSING AND ANY TERMINATION OF THIS AGREEMENT.

PURCHASER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED BY SELLER AT CLOSING. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S AFFILIATES) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S AFFILIATES) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY, PROVIDED THAT SUCH WAIVER AND RELEASE SHALL BE INAPPLICABLE TO ANY CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES BASED UPON ANY EXPRESS REPRESENTATION, WARRANTY OR INDEMNITY OF SELLER CONTAINED IN THIS AGREEMENT OR IN ANY DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED BY SELLER AT CLOSING.

11.8 Trial by Jury. In any lawsuit or other proceeding initiated by any party under or with respect to this Agreement, any party waives any right it may have to trial by jury. In addition, Purchaser and Seller waive any right to seek rescission of the transaction provided for in this Agreement.

11.9 Confidentiality.

(i) Purchaser shall comply with that certain Confidentiality Agreement dated March 25, 2003 between Purchaser and Seller.

(ii) Except as may be required by law, without the prior written consent of the other party (not to be unreasonably withheld or delayed), prior to Closing neither party shall make any public pronouncements or issue any press releases regarding the transaction herein described; provided, however, that the foregoing shall not be construed to prevent Purchaser or Seller from making (without the consent of, but upon notice to, the other party) any disclosure required by any applicable law or regulation or judicial process.

11.10 Reports. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller’s written request, assign and transfer to Seller all of its right, title and interest in and to any and all environmental reports and boundary or as-built surveys relating to the Property or any part thereof prepared by third parties at the request of Purchaser (excluding internal memoranda), its employees and agents, and shall deliver to Seller copies of all of the foregoing. Purchaser hereby consents to Seller contacting any of the independent contractors, vendors, or other independent third parties hired by Purchaser (other than employees) in connection with Purchaser’s inspection and investigation of the physical condition of the Property.

11.11 Reporting Person. Seller and Purchaser hereby designate Escrow Agent to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause Escrow Agent to execute at Closing, a Designation Agreement, designating Escrow Agent as the reporting person with respect to the transaction contemplated by this Agreement.

11.12 Section 1031 Exchange. Either party may structure the disposition or acquisition of the Property, as the case may be, as a like-kind exchange under Internal Revenue Code Section 1031 at the exchanging party’s sole cost and expense. The other party shall reasonably cooperate therein, provided that such other party shall incur no material costs, expenses or liabilities in connection with the exchanging party’s exchange. If either party uses a qualified intermediary to effectuate an exchange, any assignment of the rights or obligations of such party hereunder shall not relieve, release or absolve such party of its obligations to the other party. The exchanging party shall indemnify, defend and hold harmless the other party from all liability in connection with the indemnifying party’s exchange, and the indemnified party shall not be required to take title to or contract for the purchase of any other property. The provisions of this Section 11.12 shall survive the Closing.

11.13 Press Releases. Notwithstanding anything to the contrary contained herein, upon the Closing Seller may issue a press release disclosing the sale of the Property in substantially the form of the proposed press release attached hereto as Exhibit DD.

11.14 Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument.

11.15 Construction. This Agreement shall not be construed more strictly against Seller merely by virtue of the fact that the same has been prepared by Seller or its counsel, it being recognized both of the parties hereto have contributed substantially and materially to the preparation of this Agreement.

11.16 Attorneys’ Fees. In the event of litigation between the parties with respect to this Agreement or the transaction contemplated hereby, the prevailing party therein shall be entitled to recover from the losing party all of its costs of enforcement and litigation, including, but not limited to, its reasonable attorneys’ and paralegal fees, witness fees, court reporters’ fees and other costs of suit.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

SELLER:	MN-NICOLLET MALL, L.L.C., a Delaware limited liability company

	By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

		By:	/s/ Laura Hassan
		Name:	Laura Hassan
		Title:	Vice President - Legal

PURCHASER:	WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

	By:	Wells Real Estate Investment Trust, Inc., a Maryland corporation, its sole general partner

By:
Name:
Title:

The undersigned joins in this Agreement solely for the purposes of Sections 8.2, 8.5, 9.2, and 10 hereof.

EOP Operating Limited Partnership

By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

	By:	/s/ Laura Hassan
	Name:	Laura Hassan
	Title:	Vice President - Legal

28

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

SELLER:	MN-NICOLLET MALL, L.L.C., a Delaware limited liability company

	By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

By:
Name:
Title:

PURCHASER:	WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

	By:	Wells Real Estate Investment Trust, Inc., a Maryland corporation, its sole general partner

		By:	/s/ Douglas P. Williams
		Name:	Douglas P. Williams
		Title:	Executive Vice President

The undersigned joins in this Agreement solely for the purposes of Sections 8.2, 8.5, 9.2, and 10 hereof.

EOP Operating Limited Partnership

By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

By:
Name:
Title:

LIST OF EXHIBITS:

A	Legal Description
B	List of Tangible Personal Property
B-1	List of Excluded Personal Property
C	List of Service Contracts
D	Escrow Agreement
E	Permitted Exceptions
F	Exceptions to Deed
G	Bill of Sale and Assignment and Assumption of Leases and Service Contracts
H	Notice to Tenants
I	Notice to Parties to Service Contracts
J	Non-Foreign Affidavit
K	Tenant Inducements
L	Form Tenant Estoppel Certificate
M	Form Seller Estoppel Certificate
N	Litigation Matters
O	Assignment of Easements and Declarations
P	Steam Agreement Assignment
Q	List of Leases and License Agreements
R	List of Security Deposits
S	Omitted
T	Omitted
U	Omitted
V	Form of Blanket Transfer
W	Title Document Estoppel Certificates
X	Default Conditions Under Leases
Y	List of Broker Agreements
Z	Omitted
AA	Tax Contests
BB	Form of Accounting Letter
CC	Omitted
DD	Form of Press Release

EXHIBIT A

LEGAL DESCRIPTION

[U.S. Bancorp Center, Minneapolis, Minnesota]

Tract A, B, E and that part of Tract G lying Southeasterly of the Northeasterly extension of the Northwesterly line of said Tract B, Registered Land Survey No. 1625, Files of the Registrar of Titles, Hennepin County, Minnesota.

Together with appurtenant easements contained in Skyway Agreement dated May 31, 1989, filed January 11, 1990, as Document No. 2066682, rerecorded as Document No. 5563768 and appurtenant rights contained in Declaration of Transfer of Rights dated January 11, 1990, filed January 11, 1990, as Document No. 2066683, consented to and joined by Ryan Properties, Inc., a Minnesota corporation, dated March 3, 1998, by that certain Consent and Joinder filed March 5, 1998, as Document No. 2893784.

Together with appurtenant easements contained in Skyway and Tunnel Agreement dated April 4, 1986, filed June 27, 1986, as Document No. 5124377 as amended by Amendment to Skyway and Tunnel Agreement dated February 17, 1998, filed March 5, 1998, as Document No. 2893786 and Second Amendment to Skyway and Tunnel Agreement dated September 15, 1999, filed March 31, 2000, as Document No. 3268893.

Together with appurtenant easements contained in Second Restated Declaration-800 Tower Parcel/LaSalle Parcels dated October 10, 1997, filed November 21, 1997, as Document No. 2863489 as amended by First Amendment to Second Restated Declaration-800 Tower Parcel/LaSalle Parcels dated June 26, 1998, filed August 14, 1998, as Document No. 3058327.

Together with appurtenant easements contained in Restated Loading Dock Easement and Operating Agreement dated October 10, 1997, filed November 21, 1997, as Document No. 2863490 as amended by First Amendment to Restated Loading Dock Easement and Operating Agreement dated June 26, 1998, filed August 14, 1998, as Document No. 3058329.

Together with appurtenant easements contained in Restated Lakewood Declaration dated October 10, 1997, filed November 21, 1997, as Document No. 2863491, as amended by First Amendment to Restated Lakewood Declaration dated June 26, 1998, filed August 14, 1998, as Document No. 3058328 and Second Amendment to Restated Lakewood Agreement dated November 24, 1999, recorded as Document No. 3282523, and as assumed by Ryan 800 LLC, a Minnesota limited liability company, by that certain Assumption Agreement dated March 3, 1998, filed April 13, 2000, as Document No. 3271999.

Together with appurtenant easements contained in Parking Garage Easement dated October 10, 1997, filed November 21, 1997, as Document No. 2863492 as amended by First Amendment to Parking Garage Easement Agreement dated June 26, 1998, filed August 14, 1998, as Document No. 3058330.

Together with appurtenant easements contained in Agreement for Skyway Construction, Operation, Maintenance and Easements dated December 28, 1998, filed July 30, 1999, as Document No. 3187400 as amended by First Amendment to Agreement for Skyway Construction, Operation, Maintenance and Easements dated November 18, 1999, filed March 29, 2000, as Document No. 3268304.

Together with appurtenant easements contained in Party Wall and Cross-Easement Agreement dated October 27, 1998, filed July 28, 1999, as Document No. 3186115.

(Registered property, Hennepin County, Certificate of Title No. 1053162)

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